Exhibit 99.1

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com

FOR IMMEDIATE RELEASE

FTD GROUP, INC. ANNOUNCES PRELIMINARY RESULTS FOR

THIRD QUARTER FISCAL YEAR 2008

FULL FINANCIAL RESULTS SCHEDULED FOR MAY 6, 2008

DOWNERS GROVE, IL — Wednesday April 30, 2008 — FTD Group, Inc. (NYSE: FTD), a leading international provider of floral related products and services, today announced that it expects its financial results for its fiscal 2008 third quarter ended March 31, 2008 to be approximately $192 million in consolidated revenue with resulting net income of $9 million and $0.31 in diluted earnings per share. During the current year third quarter, the Company incurred expenses which reduced diluted earnings per share by approximately $0.07 related to abandoned acquisition opportunities in light of the pending acquisition by United Online, Inc., which was announced in a separate release this morning; expenses related to the pending acquisition by United Online, Inc.; and advisory costs incurred in conjunction with the resolution of a sales tax audit. This impact was partially offset by a $0.01 per diluted share reduction to the tax provision during the current year quarter which was primarily related to the expiration of a tax statute. Fiscal year 2007 third quarter consolidated revenue was $183 million with resulting net income of $9 million, or $0.32 per diluted share, which included $0.02 in expenses related to the Company’s secondary offering.

Including the expenses described above, earnings before interest, taxes, depreciation and amortization (EBITDA), is expected to be approximately $22 million for the third quarter of fiscal year 2008. Adjusted EBITDA, which excludes the expenses described above, is expected to be approximately $26 million. Adjusted EBITDA, which excluded other income/expense, net, was $26 million for the same period of the prior fiscal year.

A table reconciling net income to EBITDA and Adjusted EBITDA and management’s discussion of the use of non-GAAP measures is attached to this release. The Company believes EBITDA and Adjusted EBITDA provide useful supplemental information related to the Company’s operations and results.

For fiscal year 2008, the Company expects to reaffirm its previously announced annual revenue target of approximately $645 million. In addition, the Company expects that its previously announced annual targeted EBITDA (which excluded other income/expense, net) of approximately $98 million will be reduced by the approximately $4 million of expenses incurred

3113 Woodcreek Drive • Downers Grove, IL  60515

Main Phone: (630) 719-7800 • www.ftd.com • www.interflora.co.uk in the third quarter as described above. This target does not include expenses that may be incurred in the fourth quarter related to the pending acquisition by United Online, Inc. The Company’s targeted Adjusted EBITDA includes approximately $4 million of expense related to stock compensation associated with Statement of Financial Accounting Standards No. 123(R) and a deferred compensation plan at Interflora U.K. The Company expects targeted net income for the fiscal year to be approximately $39 million, or $1.31 per diluted share, a decrease from prior targeted net income of $40 million and $1.35 per diluted share. These new net income and diluted EPS targets reflect the expenses noted above but do not include any additional expenses that may be incurred in the last quarter of the year relating to the pending acquisition by United Online, Inc. The above targets are only estimates, which may be exceeded or alternatively may not be achieved.

The Company will release its final financial results for its fiscal 2008 third quarter ended March 31, 2008 on Tuesday, May 6, 2008. The press release containing the third quarter financial results will be available on the Company’s Web site, www.ftd.com, under the Investor Relations section.

ABOUT FTD GROUP, INC.

FTD Group, Inc. is a leading provider of floral products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. The business utilizes the highly recognized FTD and Interflora brands, both supported by the Mercury Man logo, which is displayed in approximately 45,000 floral shops internationally. The consumer businesses operate primarily through the www.ftd.com Web site in the U.S. and Canada and the www.interflora.co.uk Web site in the U.K. and are complemented by the florist businesses which provide products and services to the Company’s independent members.

FORWARD-LOOKING STATEMENTS

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may include statements regarding the Company’s outlook, anticipated revenue growth and profitability; anticipated benefits of its acquisition of Interflora Holdings Limited (“Interflora U.K.”), anticipated benefits of investments in new products, programs and offerings and opportunities and trends within both the domestic and international floral businesses, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. The international business reflects the operations of Interflora U.K. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and the Company’s industry. Investors are cautioned that actual results could differ from those contained in any forward-looking statements as a result of: the Company’s ability to acquire and retain FTD and Interflora U.K. members and continued recognition by members of the value of the Company’s products and services; the acceptance by members of new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to FTD and Interflora U.K. members; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the domestic and international consumer businesses; the success of the Company’s marketing campaigns; the ability to retain customers and maintain average order value within the domestic and international consumer businesses; the ability to manage foreign currency exchange rate risk; the Company’s performance during key holiday selling seasons such as

Christmas, Valentine’s Day and Mother’s Day; the existence of failures in the Company’s computer systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the domestic and international businesses; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate Interflora U.K. and additional partners or acquisitions, if any are identified. These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update its forward-looking statements.

FTD GROUP, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA, Adjusted EBITDA and Targeted EBITDA

(Unaudited)

(In millions)

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).

The Company defines EBITDA as net income before net interest expense, income tax expense, depreciation and amortization.  The Company defines Adjusted EBITDA as EBITDA plus expenses and minus income items that are not considered reflective of the Company’s core operations.  EBITDA and Adjusted EBITDA are calculated as follows for the periods presented:

	Three Months Ended
	March 31,
	2008	2007
	(Estimated)
Net income, as reported (GAAP basis)	$9	$9
plus: Interest expense, net	5	6
plus: Depreciation and amortization	3	4
plus: Income tax expense	5	6
EBITDA (1)	22	25
less: Other (income) expense, net	—	1
less: Items not considered reflective of ongoing operations (2)	4	—
Adjusted EBITDA (1)	$26	$26

Targeted Adjusted EBITDA is calculated below for the fiscal year ending June 30, 2008.  The other (income) expense, net presented below reflects the Company’s actual other (income) expense, net for the nine-month period ended March 31, 2008.  The Company is not projecting any additional other (income) expense, net or other items not reflective of ongoing operations for the fiscal year ending June 30, 2008.  Targeted EBITDA includes approximately $4 million of expense related to stock compensation associated with SFAS No. 123(R) and a deferred compensation plan related to Interflora.

Forecasted Targets
Year Ending
June 30, 2008
(Estimated)
Net income (GAAP basis)	$39
plus: Interest expense, net	22
plus: Depreciation and amortization	13
plus: Income tax expense	21
EBITDA (1)	$95
less: Other (income) expense, net	(1)
less: Items not considered reflective of ongoing operations (2)	4
Adjusted EBITDA (1)	$98

(1)

The Company uses EBITDA and Adjusted EBITDA as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance, as it is used as a performance measure under the senior credit facility entered into in connection with the acquisition of Interflora Holdings Limited, the indenture governing the Notes and the Company’s executive compensation plan. The adjustment made in the calculation of Adjusted EBITDA, as described above, is an adjustment that would be made in calculating the Company’s performance for purposes of coverage ratios under the senior credit facility and the indenture governing the Notes, and the Company’s executive compensation plan bases incentive compensation payments in significant part on the Company’s performance measured using Adjusted EBITDA as presented above. Measures similar to EBITDA and Adjusted EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.

The Company believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense), other (income) expense, net (including foreign currency transactions) and other expenses or income items that are not considered reflective of the Company’s core operations. The Company also presents EBITDA and Adjusted EBITDA because it believes they are frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are that they do not reflect the Company’s cash expenditures for capital expenditures, they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, they do not reflect changes in, or cash requirements for, the Company’s working capital requirements, they do not reflect other expenses or gains excluded above and other companies in the Company’s industry may calculate these measures differently than presented above. The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

(2)

During the third quarter of fiscal year 2008, the Company recorded approximately $2 million of expenses related to abandoned acquisition opportunities, $1 million of expenses related to the pending acquisition by United Online, Inc. and approximately $1 million in advisory costs incurred in conjunction with the resolution of a sales tax audit. These expenses are not reflective of the Company’s ongoing business.